UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 7, 2008
Asyst Technologies, Inc.
(Exact Name of Registrant, as Specified in Charter)

California	000-22430	94-2942251
(State or Other	(Commission File	(IRS Employer
Jurisdiction	Number)	Identification Number)
of Incorporation)

46897 Bayside Parkway,
Fremont, California	94538
(Address of Principal	(Zip Code)
Executive Offices)
Registrant’s telephone number, including area code: (510) 661-5000
Not applicable
(Former Name or Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     Appointment of new Chief Financial Officer
     On August 12, 2008, our Board of Directors appointed Aaron Tachibana as Senior Vice President and Chief Financial Officer. We previously reported that Mr. Tachibana would be leaving the company for a new position in the health industry (in a Form 8-K filed on July 18, 2008). However, Mr. Tachibana and Asyst have mutually agreed that he will remain with Asyst as our Chief Financial Officer, and will retain his prior position as the Company’s Principal Accounting Officer. Mr. Tachibana’s appointment was effective August 12, 2008.
     We previously reported (in a Form 8-K filed on August 11, 2008) that Richard H. Janney was appointed as interim Chief Financial Officer and interim Principal Accounting Officer, while the Company conducted a search for a permanent replacement. Mr. Janney’s appointments are no longer effective as of the effective date of Mr. Tachibana’s appointment.
     Mr. Tachibana, age 47, joined Asyst in June 2004 as Division Controller. Mr. Tachibana served with Asyst as Vice President, Finance, and Principal Accounting Officer from June 2007 to August 2008, Senior Director, FP&A and Operational Finance from January 2005 to May 2007, and Division Controller from June 2004 to December 2004. From December 2000 to June 2003, Mr. Tachibana was Vice President, Corporate Planning & Development of Allied Telesyn, Inc., a provider of networking solutions. From November 1999 to October 2000, he served as Vice President, Chief Financial Officer of TapCast, Inc., a provider of software applications and content delivery to wireless devices, and from July 1997 to October 1999, he was Vice President, Controller of TeraStor Corporation, a provider of optical recording and storage devices. Mr. Tachibana also previously held financial management positions with Maxtor Corporation and was a member of the Financial Management program at the General Electric Company. Mr. Tachibana holds a Bachelor’s degree in Business Administration — Finance, from San Jose State University.
     Asyst previously entered into an employment agreement with Mr. Tachibana under which he is employed with the company on an at-will basis. In conjunction with his appointment as Senior Vice President and Chief Financial Officer, his annual base salary was set at $300,000. Mr. Tachibana will receive a cash payment of $100,000 in conjunction with his appointment, and is eligible to receive an additional payment of $50,000 on the second anniversary of his appointment (subject to continuous service in good standing for that period). Mr. Tachibana is eligible to participate in Asyst’s annual bonus plan for the fiscal year ending March 31, 2009, with a target performance-based bonus of seventy-five percent of his annual base salary. Mr. Tachibana received 50,000 shares of restricted stock in conjunction with his appointment, which will vest in equal installments on each of the first three anniversaries of the award date, and 160,000 additional shares of performance-based restricted stock. This performance-based award is a performance right to receive the indicated shares in the event the company achieves certain net income, revenue, margin and other operating targets established by the Board of Directors. Actual shares earned will range from 0% to 100% pursuant to a designated formula, with 62.50% of the indicated shares being earned for target performance; and 100% for “stretch” performance. Any stock earned will be subject to mandatory deferral of issuance and distribution until August 29, 2011 (regardless of the earlier date on which they vest). Vesting of shares will also be subject to the recipient’s continuous employment with the company. Each of the stock awards will be deemed effective and approved as of August 29, 2008.
     Appointment of new Chief Operating Officer
     On August 7, 2008, our Board of Directors appointed Paula C. LuPriore as Executive Vice President and Chief Operating Officer. Ms. LuPriore, age 51, joined Asyst in 2002 as Vice President and General Manager of Software, and was appointed Senior Vice President, Automated Solutions Group in January 2007 with responsibility for the company’s entire product offering and product development programs. Prior to joining Asyst, she held various Vice President positions at IBM, most recently as its Vice President for Storage Networking Products, with responsibility for software and hardware engineering, product management and marketing, and professional services. Ms. LuPriore holds a Bachelor’s degree in applied mathematics from the University of Rhode Island.
     Asyst previously entered into an employment agreement with Ms. LuPriore under which she is employed with the company on an at-will basis. In conjunction with her appointment as Executive Vice President and Chief Operating Officer, her annual base salary was set at $325,000. Ms. LuPriore is eligible to participate in Asyst’s annual bonus plan for the fiscal year ending March 31, 2009, with a target performance-based bonus of one hundred percent of her annual base salary. Ms. LuPriore received 40,000 shares of restricted stock, which will vest in equal installments on each of the first three anniversaries of the award date, and 128,000 additional shares of performance-based restricted stock. This performance-based award is a performance right to receive the indicated shares in the event the company achieves certain net income, revenue, margin and other operating targets established by the Board of Directors. Actual shares earned will range from 0% to 100% pursuant to a designated formula, with 62.50% of the indicated shares being earned for target performance; and 100% for “stretch” performance. Any stock earned will be subject to mandatory deferral of issuance and distribution until August 29, 2011 (regardless of the earlier date on which they vest). Vesting of shares will also be subject to the recipient’s continuous employment with the company. Each of the stock awards will be deemed effective and approved as of August 29, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASYST TECHNOLOGIES, INC.
Date: August 13, 2008	By:	/s/ Robert A. Dobbin
Robert A. Dobbin
Assistant Secretary

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